Exhibit 99.2

Exide Technologies
Financial Covenants Conference Call Script
Tuesday, May 17, 2005 4:00 PM Eastern Time

DIAL IN:	800-237-9752
SPEAKER PASSCODE:	51070040
PARTICIPANT PASSCODE:	17678140

OPERATOR

Good afternoon and welcome to Exide Technologies’ conference call. My name is      and I will be your conference facilitator today.

Following opening remarks from Exide’s management, there will be a question-and-answer session. If you have a question, please press “1” followed by “4” on your touch-tone phones. This call is being recorded and is copyrighted. Please note that it cannot be recorded, transcribed or rebroadcast without Exide’s permission. Your participation implies consent to our recording of this call. If you do not agree with these terms, simply drop off the line.

I would now like to turn the presentation over to your host for today’s call, Mr. Gordon Ulsh, President and Chief Executive Officer of Exide. Please go ahead, sir.

GORDON ULSH
Thank you, Operator. Good afternoon everyone and thank you for joining us. With me today are:

•	Tim Gargaro, Chief Financial Officer

•	Stuart Kupinsky, General Counsel

•	Phil Damaska and Ian Harvie from our Controller’s office

•	And Nick Iuanow, our Treasurer.

Let me remind you that certain statements on this call may constitute forward-looking statements as defined by the Securities Litigation Reform Act of 1995. As such, they involve known and unknown risks, uncertainties and other factors that may cause the actual or expected results of the Company to be materially different from any results expressed or implied by such forward-looking statements. Please refer to the Company’s recently filed Form 10-Q for a list of these factors.

The purpose of this call is to provide an update on business operations, including yesterday’s announcement about our financial covenants under our bank credit agreement and the actions we are pursuing to improve this business.

Since this is my first call as Exide’s CEO, I would also like to point out that this teleconference reflects the commitment of our entire management team to improve shareholder communication by the Company. We intend, over time, to provide greater visibility into business issues and opportunities, as well as our steps to address them.

At this point, I would like to turn the call over to Tim Gargaro, who will provide you with some details about our fourth-quarter performance, which led to the covenant issues. Afterward, I will return to discuss my plans and vision for Exide.

Tim ...

TIM GARGARO
Thank you, Gordon.

As we reported yesterday, we are now far enough along in the close of our fourth quarter and year-end that we believe it is appropriate to provide an indication to you that we expect to have issues with a couple of our financial covenants in our senior credit facility – specifically our consolidated adjusted EBITDA and our leverage ratio tests.

As the Company has said in the past, we use adjusted EBITDA as a key measure of our operational financial performance. This measure underlies our operational performance and excludes the non-recurring impact of our current restructuring actions. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. Our adjusted EBITDA definition also adjusts reported earnings for losses from discounts on sale of accounts receivable, the affect of non-cash currency re-measurement gains or losses, the non-cash gain or loss from revaluation of the Company’s warrants liability and non-cash gains or losses on asset sales. I encourage you to refer to our website for a reconciliation of adjusted EBITDA to income reported under Generally Accepted Accounting Principals (GAAP).

Under our credit agreement, our minimum EBITDA requirement for the quarter is $130 million, which includes a test period benefit of approximately $8 million, indicating that we need to be in a $122 million range. As we announced, we expect adjusted EBITDA to be in the range of $100 million to $107 million. In terms of our leverage test, the expected covenant issue was a result of this lower EBITDA level, not because of the amount of debt that the Company had on its balance sheet.

The Company is working with the administrative agent for its senior credit facility to secure amendments to these covenants. The Company expects to conduct meetings with the administrative agent and member institutions over the next three weeks. While, of course, we cannot provide assurances that we will obtain these amendments, we are hopeful that we will secure them in the next few weeks.

As indicated in our release yesterday, our approximate revenue for the quarter of $712 million exceeded our prior year of $676 million. About half of the increase over the prior year is due to benefits from currency. The remaining half of the increase is largely due to pricing actions related to our efforts to recover lead costs.

In terms of the fourth quarter, we experienced a mild January in Europe in regards to weather. This had a negative impact on results in our European Transportation business. However, demand met our expectations in both February and March.

Several unanticipated or unusual issues impacted our preliminary results during the quarter in the range of $15-20 million.

Those items include inventory write-offs of approximately $4.5 million related to obsolescence adjustments and physical inventories, which were a result of the year-end process. Of this amount, $2 million was the result of non-cash obsolescence charges in Europe resulting from ongoing SKU reduction efforts and discontinued product lines.

We have initiated more clearly defined procedures to ensure that we better manage these issues going forward to minimize the financial impact of these ongoing efforts. We also continue to refine our inventory cycle-counting processes and other control enhancements as a means of earlier identification of inventory issues.

The Company had forecast inventory reductions in the fourth quarter, but clearly not to the levels we ultimately achieved. In March alone, we reduced consolidated inventories by over $30 million. Compared with the same quarter last year, the reduction was even more pronounced, the result being a $6 million loss of absorbed overhead costs. That said, we are not satisfied, and we are improving our forecasting capabilities and forward visibility.

We are implementing a more structured forecasting methodology that better connects sales and production planning cycles, and we expect to have these more robust processes in place within the next 30-45 days. Our goal from these efforts is to drive even greater management accountability.

As many companies have found, we incurred substantially higher Sarbanes-Oxley costs than anticipated. The increase relates in large part to additional testing and remediation work principally in our European operations. The variance to the prior year quarter is approximately $5.5 million.

Finally, we have recorded adjustments of approximately $1.5-2 million to reconcile pricing and commercial items in accordance with contractual provisions applying to a large customer in North America. While we are disappointed in the weakness in our checks and balances in this instance, we believe the controls we have in place are appropriate. We also believe we have made appropriate personnel changes to assure that our controls function as intended going forward.

With respect to conditions surrounding our operating performance in the quarter, we experienced unfavorable volume and mix from lower demand in certain markets, with an impact of approximately $4 million.

Our unrecovered lead costs met expectations at approximately $8 million versus about $10 million in the third quarter. Our lead recovery was slightly above 70 percent company-wide.

Other purchase price variances related to caustic soda, coke, petroleum, plastic resin and steel hit us during the quarter, as the general price increases that we tried to institute were met with resistance. The combined effect of these purchase price variances in the quarter year on year was $5 million.

Additionally, distribution, freight and logistics costs of approximately $3 million negatively impacted our results.

The results we have discussed on this call and in our press release are preliminary and subject to resolution of matters for the year-end. However, based on the status of the closing and the audit, we estimate our adjusted EBITDA for the fiscal year ended March 31, 2005 will be between $100 million and $107 million.

Now I would like to turn to liquidity. We finished the quarter and year ended March 31 with cash balances on hand of $76.7 million and total debt of $653.8 million. The Company’s $100 million revolving bank credit facility was undrawn with the exception of $31 million in letters of credit.

Today, our cash on hand is approximately $42 million. With the exception of $31 million in letters of credit, our revolving bank facility remains undrawn in the amount of $69 million, which will be available upon approval of our covenant amendments.

We are also pursuing other liquidity opportunities, including a new European factoring program that will add an incremental factoring capacity of approximately 10 million euro to the Company.

Finally, in terms of liquidity, over the next two quarters we are pursuing approximately $10 million in incremental asset sales.

With that, I will now turn the call back over to Gordon.

GORDON ULSH
Thank you, Tim.

Clearly, our fourth quarter results are disappointing ... extremely disappointing. This is certainly not the kind of news that I wanted to deliver during my first analysts call at Exide.

At the same time, although I’m disappointed, I’m not discouraged. I am not second-guessing my decision to come to Exide. And I have not lost confidence in the organization.

What I am is determined.

This is a company that — right after emerging from Chapter 11 — was hit with a one-two punch of historically high lead prices and a lengthy search for a new CEO. Throw in an abnormally mild winter in Europe and the unanticipated items that Tim described, and you the ingredients for a very disappointing fourth quarter.

I am determined to make sure that our future is much brighter than our recent past.

During Exide’s recent earnings calls, lead prices have been a recurring theme – and for good reason, since lead constitutes more than one-third of our cost of goods sold. Unfortunately, it seems to me that Exide was so preoccupied with lead that some of the management team lost focus on the other two-thirds of their costs.

And we are changing that.

Lead remains an important part of the equation and we will continue to explore opportunities to mitigate the impact of lead and other commodity prices.

In concert with the rest of the management team, I have embarked on a number of actions to aggressively manage the other two-thirds of our costs and to properly focus the organization on future opportunities.

Here are some of the actions we have begun:

First, we are moving swiftly to incorporate my experience at Cooper Automotive and FleetPride, where we gained efficiencies by fully integrating businesses that had been acquired over time. At Exide, we are moving to eliminate the layers of redundancy found at the corporate, division and country levels of our business. In our European operations, we have identified, thus far, more than 150 positions that we believe may be redundant, resulting in a savings of approximately $10 million in annual SG&A. And we are also looking at the costs and benefits of a broader reduction in force throughout the Company.

We want to – and will – seek out real redundancies. We also understand, however, that people are our company, and we must do everything possible to keep, acknowledge and reward key contributors.

Second, I have instituted rigorous reviews prior to any hiring and we are significantly restricting travel throughout the world

Third, we have delayed future salary increases. This is an unpleasant action but we simply must act to gain stability, improve performance and earn confidence in the market. This action alone represents an avoided cost of approximately $1.5-2 million per quarter.

Fourth, we are reviewing the thousands of trademarks and patents owned by Exide to identify opportunities for cost savings, income opportunities and a further reduction of our SKUs.

Fifth, we are overhauling our reporting structure to create greater uniformity and to ensure that our leadership team and our Board have a clear view of our performance far sooner than we have in the past.

Sixth, I will continue to make necessary changes to ensure that our team is being led by people with the right skills, determination and passion to make Exide successful.

Earlier this month, we announced that Rodolphe Reverchon was promoted to lead our European Transportation division and that E.J. O’Leary will join Exide on June 6 as our new President of Transportation Americas. Our global Transportation business counts for most of our unfavorable variance, and these leadership changes are meant to ensure robust processes, appropriate evaluation of the market, and optimum use of our facilities and commercial organization going forward.

When I joined the Company last month, I told our employees that I am determined to restore Exide and its brands. In the coming weeks and months, we will become a coordinated and more effective team of people who share my determination and passion.

Finally, to show that we are leaving no stone unturned, we are of course continuing to attack day-to-day costs like receivables, outsourcing, the timing of capital expenditures, the consolidation of offices, pricing actions, greater use of shared services, and an expansion of our EXCELL program. Again, we are leaving no stone unturned when it comes to identifying and managing our costs.

Clearly, everyone on the call wants to know what these initiatives mean in terms of the Company’s projected EBITDA for fiscal 2006. Historically, Exide has not provided guidance — and after just six weeks on the job and given the fact that we are still refining our 2006 budget, I am not prepared to offer any projections at this time.

What I can tell you is that we will be looking to the future – not dwelling on the past. As the new CEO, I have that luxury. Obviously, I am responsible for making sure that we learn from our past. But, as a newcomer, I refuse to be burdened by Exide’s recent history.

Instead, all of my energy will be directed to helping this organization win ... to bring us closer to our customers and suppliers ... and to add value for our shareholders and employees.

As I said earlier, I am not discouraged and I have not lost confidence in Exide. Here’s why: This is a company with good bones, good DNA if you will.

The fact is, despite years of business challenges and organizational change, the employees of Exide have demonstrated their ability to help our customers succeed. And we all know that successful suppliers are a byproduct of successful customers.

During the past year, Exide has launched a number of new products and services including our Flooded Classic T-BLOC product line for the utility sector, the Tubular-HP product line for industrial lift trucks, Exide X-treme and Exide EXCELL automotive batteries, the Memory Saver, and the “Testing in Advance” program for automotive service centers. We also introduced our Liberator line of Industrial Energy batteries to the North American market.

During the past year, Exide employees have earned quality and customer service awards from the Energy Battery Group, John Deere, NAPA Auto Parts, the Same-Deutz-Fahr Group and Toyota. In addition, several of our plants and smelters became ISO and TS certified, and our Kansas City Industrial Energy plant was a finalist in Industry Week magazine’s list of 2004 Best Plants of any kind.

Our products and services have resulted in continued marketplace confidence, as evidenced by significant new and renewed business. In just the past few months, we have won our first nuclear power plant business from British Energy, the U.S. Navy renewed its contract for submarine batteries, and we learned last week that Exide has been selected by Toyota as the battery supplier for its next generation of Tundra and Sequoia trucks.

Clearly, Exide has a base that we can – and are – building upon. I firmly believe that the Company will get on the path to success and that our organization has a solid future.

During the coming weeks and months, our leadership team will be working furiously to better manage our costs ... to make us a stronger and more reliable business partner ... and to enhance shareholder value.

I came to Exide aware of the challenges that lie ahead and I am fully committed to helping this Company win. The fourth quarter and FY 2005 are history. My focus is on the future and helping to restore Exide and our brands.

With that, I would now like to open the call for your questions. Operator ...

OPERATOR
Thank you. [Operator will give instructions to callers.]

GORDON ULSH
Operator, we will take one more question.

[Last question and answer.]

On behalf of the entire Exide team, thank you for joining us this afternoon and we look forward to talking with you in mid-June when we formally announce our fourth quarter and FY 2005 results.

OPERATOR
Thank you ladies and gentlemen. You may disconnect your lines at this time.